January 18, 1996

VIA FACSIMILE (770) 410 - 0377
Mr. Mikhail Drabkin
10050 Feather Sound Court
Alpharetta, GA 30202

Re:   Employment with Spectrum Information Technologies, Inc.("Spectrum")

Dear Mikhail:

      I am writing to confirm our agreement that Spectrum has offered and you have accepted employment as Chief Technical Officer commencing on or before March 21, 1996 on the following terms. You will be paid in accordance with Spectrum's regularly scheduled payroll a base salary of $195,000.00 per annum. In addition to the base salary, you will be entitled to a starting bonus of $45,000.00 payable in equal parts on your Start Date and the first anniversary thereof provided that you are an employee of Spectrum on this first anniversary. Spectrum will pay you a bonus on the first anniversary of your Start Date of at least $25,000.00, provided, however, that such bonus may be increased up to $55,000.00 based on your satisfactory completion of performance objectives to be mutually established and that you are an employee on such anniversary.

      Additionally, following confirmation of Spectrum's plan of reorganization in Spectrum's pending chapter 11 bankruptcy proceeding (the "Confirmation"), including the approval of the allocation of equity to Spectrum's management therein, you will be granted 0.25% of Spectrum's recapitalized equity provided that you are an employee of Spectrum on the date of Confirmation. Following Confirmation, including approval of a stock option plan, Spectrum shall grant to you an option to purchase one (1) percent of Spectrum's outstanding and issued common stock at such time with an exercise price equal to the fair market value of Spectrum's common stock at such time. Such options are to vest in equal parts on each of the first three anniversaries of your Start Date. Such options shall terminate when you cease employment with Spectrum unless the plan pursuant to which they are issued provides otherwise. Notwithstanding the foregoing, such options will immediately vest and remain exercisable pursuant to the plan under which such options were issued following a change in control of Spectrum that occurs following Confirmation. For the purposes of this agreement, a change in control shall be defined as an acquisition by a single person or group of persons acting in concert of more than fifty (50) percent equity ownership of Spectrum. You will be entitled to a


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severance payment of one (1) year's base salary in the event that your employment is terminated following Confirmation for any reason other than just cause, which for the purposes of this agreement shall be defined as dishonesty, willful misconduct, gross negligence or failure to discharge fully and faithfully and to the best of your ability the duties imposed on you. Spectrum and you acknowledge and agree that there can be no such assurances that Spectrum's plan of reorganization will be confirmed. In the event that Spectrum's bankruptcy does not result in a confirmed plan of reorganization, you will have no claim against the bankruptcy estate except for work actually performed by you for which you have not been paid.

      Spectrum will provide to you term life insurance in an amount equal to two (2) times your base salary. Spectrum will provide to you medical and dental insurance pursuant to


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Spectrum's Executive Medical Plan and, if your wife's preexisting medical condition is not covered under Spectrum's plan, will direct billing to you the premiums associated with concurrent coverage for your wife pursuant to the Consolidated Omnibus
Budget Reconciliation Act of 1985 under your previous employer's plan. Spectrum will reimburse to you the reasonable costs that you incur relocating you and your family from the Atlanta, Georgia area to the San Francisco, California area at a mutually agreed upon time. You will be entitled to four (4) weeks paid vacation per annum, with no more that two (2) consecutive weeks taken in any one year.

      All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by you during the course of performing work for Spectrum or its clients ("Work Product") shall belong exclusively to Spectrum and shall, to the extent possible, be considered a work made by you for hire for Spectrum. You agree to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest you may have in such Work Product to Spectrum. Upon the request of Spectrum and, in any event, upon termination of your employment, you will leave with Spectrum all memoranda, notes, records drawings, manuals, disks, or other documents and media pertaining to Spectrum's business or your Work Product.

      You represent to Spectrum that your execution and performance of this agreement does not and will not conflict or violate any agreement by which you are bound. Without limiting the foregoing, you agree to abide by the terms of any nondisclosure or confidentiality agreement by which you are bound and that any such agreement shall not prevent you from discharging your duties as Spectrum's Chief Technical Officer.

      Nothing contained herein shall be construed to make your employment other than terminable at will at any time by you or Spectrum.

      If the foregoing accurately reflects our agreement, please so indicate in the space designated below.

                                          Sincerely,

                                          Donald J. Amoruso
                                          Chief Executive
                                          Officer


Accepted and Agreed:


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Mikhail Drabkin               Date